Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260  phone: (804) 359-9311  fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Quarterly Dividends and
Adjustment to Conversion Rate
Richmond, VA • February 5, 2013 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company's Board of Directors declared a quarterly dividend of fifty cents ($0.50) per share on the common shares of the Company, payable May 13, 2013, to common shareholders of record at the close of business on April 8, 2013.

In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock (“Series B Preferred Stock”), payable March 15, 2013, to shareholders of record as of 5:00 p.m. Eastern Time on March 1, 2013.

Effective with the payment of the Company's common stock dividend on February 11, 2013, the Company will adjust the conversion rate on its Series B Preferred Stock. The adjustment of the conversion rate on the Series B Preferred Stock is required by the terms and conditions of the Series B Preferred Stock offering documents due to increases in the cash dividend per share of Universal's common stock. The adjusted conversion rate on the Series B Preferred Stock will be 21.8475 common shares per $1,000 of liquidation preference of Series B Preferred Stock. The new rate, which represents an increase of 0.5%, will be equivalent to a conversion price of approximately $45.77 per common share.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2012, were $2.4 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.
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